Exhibit 10.5

PAULSON CAPITAL CORP.

1331 N.W. Lovejoy Street, Suite 720

Portland, OR 97209

[__], 2013

Dear Mr. Honig:

In connection with the Subscription Agreement dated as of July [__], 2013 (the "Agreement") by and between Paulson Capital Corp. (the "Company") and you, as lead investor (the "Lead Investor"), you (along with any other additional investors) agreed to purchase a unit of the Company's securities (the "Unit") for an aggregate purchase price of $5,250,000 per Unit (the "Offering"). The closing of the Offering is contemplated to occur upon satisfaction of the conditions thereto contained in that certain escrow agreement entered into between the parties as contemplated by the Agreement (the "Escrow Closing"). Subsequent to the closing of the Offering, it is contemplated that the Company will consummate one or more acquisitions in which it may issue additional securities as payment therefor, the issuance of which will have a dilutive effect on the shareholders of the Company. The Company and the Lead Investor hereby agree that the Company's shareholders as of the record date for the Company's 2013 Annual Meeting of Shareholders (the "Legacy Holders") shall be entitled to the issuance of additional shares of the Company's common stock for no consideration upon the closing of the first acquisition consummated by the Company within 18 months of the Escrow Closing if the percentage represented by the following formula shall not be equal to or exceed the Target Percentage (such acquisition, the "Dilutive Acquisition"):

[A/( A+B)]*100

Where A= 5,766,985;

B = 22,500,000 + number of shares of common stock and common stock equivalents issued as the purchase price for the first acquisition at closing;

Target Percentage = 5.5%

Upon the occurrence of the Dilutive Acquisition, the Company will issue to the Legacy Holders, in consideration for the substantial dilution they will experience as a result of the issuance of the securities in the Offering and in connection with the Dilutive Acquisition, and for such other consideration, the receipt of which is hereby acknowledged, for no additional payment, pro rata in proportion to their interests on the record date for the Company's 2013 Annual Meeting of Shareholders, that number of shares of the Company's common stock necessary for the Legacy Holders to hold, collectively, the Target Percentage (it being understood that for purposes hereof and for calculation of the Target Percentage upon the occurrence of a Dilutive Acquisition, “A”, above, equals the number of shares of Common Stock owned by the Legacy Holders as of the record date for the Company’s 2013 Annual Meeting of Shareholders). Notwithstanding the foregoing, the Legacy Holders shall only be entitled to a single adjustment and all rights hereunder shall terminate upon the issuance of shares to the Legacy Holders in connection with the Dilutive Acquisition.

If you are in agreement with the foregoing, you shall so indicate by signing below and returning this letter to us.

Very truly yours,

Paulson Capital Corp.

By:	/s/ Chester L.F. Paulson
Title:	President & CEO

Agreed and Accepted

as of the date hereof:

/s/ Barry Honig

Barry Honig